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                                   EXHIBIT 4.5

                      LAIDLAW ENVIRONMENTAL SERVICES, INC.
                           DIRECTORS STOCK OPTION PLAN
                             EFFECTIVE JULY 9, 1997


1.   PURPOSE

     The Directors Stock Option Plan ("the Plan") of Laidlaw Environmental Services, Inc. ("LESI") is intended to advance the interests of LESI and its subsidiaries by encouraging stock ownership by directors of LESI.

2.   ADMINISTRATION OF THE PLAN

     The Plan shall be administered by the Board of Directors of LESI. The Board of Directors shall have the power, subject to regulatory approval, to modify the provisions of the Plan to conform with law or to meet special circumstances not anticipated or covered in the Plan, to make any interpretations of the provisions of the Plan, to adopt rules and regulations and prescribed forms for carrying out the purposes and provisions of the Plan and to amend the Plan except with respect to options that have been granted. Any interpretation, decision or determination made by the Board of Directors shall be final, binding and conclusive on all parties.

3.   SHARES SUBJECT TO THE PLAN

     The Board of Directors may grant options ("Options") for the purchase of not more than 540,000 Common Shares ("Shares") $1.00 par value of LESI in the aggregate subject to adjustments as provided in paragraph 4 hereof. If any Option granted to a person eligible to be granted Options under the Plan ("Participant") lapses or is otherwise terminated, such Shares shall then be again available for the grant of Options hereunder.

4.   CHANGES IN LESI'S CAPITAL STRUCTURE

     The existence of outstanding Options shall not affect in any way, the right or power of LESI or its shareholders to make or authorize any or all adjustments, recapitalizations, reorganizations or other changes in LESI's capital structure or its business or any merger or consolidation of LESI or any issue of securities or any sale or transfer of all or any part of its assets or business or any other corporate act or proceeding whether of a similar character or otherwise.

     If LESI shall effect a subdivision or consolidation of Shares or other capital readjustment, the payment of a stock dividend or other increase or reduction of the number of Shares outstanding without receiving compensation therefor in money, services or property, then:

     (a) The number, class and per share price of Shares subject to outstanding Options hereunder shall be appropriately adjusted in such manner as to


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          entitle the Participant to receive upon exercise of an Option for the same aggregate cash consideration the same total number and class of Shares as the Participant would have received had the Participant exercised his or her options in full immediately prior to the event requiring the adjustment; and

     (b) The number and class of Shares then reserved for issuance under the Plan shall be adjusted by substituting for the total number and class of Shares then reserved that number and class of Shares that would have been received by the owner of an equal number of outstanding Shares of each class as the result of the event requiring the adjustment.

     After a merger of one or more corporations into LESI, or after a consolidation of LESI and one or more corporations in which LESI shall be the surviving corporation, each holder of an outstanding Option shall, at no additional cost, be entitled upon exercise of such Option to receive (subject to any required action by shareholders) in lieu of the number and class of Shares as to which such Option would have been so exercisable in the absence of such event, the number and class of Shares to which such holder would have been entitled pursuant to the terms of the agreement of merger or consolidation, if immediately prior to such merger or consolidation, such holder had been the holder of record of the number and class of Shares equal to the number and class of Shares as to which such Option shall be so exercised.

     If LESI is merged into or consolidated with another corporation under circumstances where LESI is not the surviving corporation, or if LESI is liquidated, or sells or otherwise disposes of substantially all of its assets to another corporation while unexercised Options remain outstanding under the Plan:
(i) subject to the provisions of clause (iii) below, after the effective date of such merger, consolidation or sale, as the case may be, each holder of an outstanding Option shall be entitled, upon exercise of such Option, to receive, in lieu of Shares, shares of such stock or other securities as the holders of Shares of such class of stock received pursuant to the terms of the merger, consolidation or sale; (ii) the Board of Directors may waive any limitations set forth in or imposed pursuant to Section 6 hereof so that all Options, from and after a date prior to the effective date of such merger, consolidation, liquidation or sale, as the case may be, specified by the Board of Directors, shall be exercisable in full; and (iii) all outstanding Options may be canceled by the Board of Directors as of the effective date of any such merger, consolidation, liquidation or sale provided that (x) notice of such cancellation shall be given to each holder of an Option and (y) each holder of an Option shall have the right to exercise such Option in full (without regard to any limitations set forth in or imposed pursuant to Section 6 hereof) during a thirty (30) day period preceding the effective date of such merger, consolidation, liquidation or sale.

     Except as hereinbefore expressly provided, the issue by LESI of shares of stock of any class, or securities convertible into shares of stock of any class, for cash or property, or for labor or services, either upon direct sale or upon the exercise of rights or warrants to subscribe therefor, or upon conversion of shares or obligations of LESI convertible into such shares or other securities, shall not affect, and no adjustment by

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reason thereof shall be made with respect to, the number, class or price of
Shares then subject to outstanding Options.

5.   ELIGIBILITY

     The persons who shall be eligible to participate in the Plan and be granted Options shall be those persons who are directors of LESI, excluding directors who are executive officers of LESI.

6.   OPTION PROVISIONS

     (a) The Board of Directors shall have the authority to grant Options under the Plan to a Participant for such number of Shares as the Board of Directors may determine and on such terms, conditions and restrictions as the Board of Directors may deem appropriate (the "Terms, Conditions and Restrictions"). No single person may hold options covering more than 5% of the number of issued and outstanding Shares. The grant and exercise of Options hereunder shall be subject to all applicable federal, provincial, state and local laws, rules and regulations and to such approvals by any government or regulatory agency as may be required. The Board of Directors shall determine the period for which each Option is granted and the terms on which it may be exercised. The price per share at which Shares may be acquired upon exercise of an Option shall be not less than the fair market value on the date the Option is granted. The fair market value of the Shares shall be the closing price of the stock on the New York Stock Exchange as reported in the Wall Street Journal for the trading day immediately prior to the day on which the Option is granted, or if the Option is not granted on a trading day, then such fair market value shall be determined on the last trading day before the Option is granted.

     (b) The Board of Directors shall determine the period during which each Option may be exercised. All Options shall expire if not exercised by the end of the specified term. No Option shall be exercisable after the expiration of ten years from the date such Option is granted.

     (c) Except as may be otherwise expressly provided herein, Options shall terminate on such date as shall be selected by the Board of Directors in its discretion and specified in the Terms, Conditions and Restrictions. After the death of the Participant, his executor, administrator or any person or persons to whom his Option may be transferred by will or by the laws of descent and distribution, shall have the right, at any time prior to the earlier of the date of expiration or one year following the date of such death, to exercise the Option, in whole or in part (without regard to any limitations set forth in or imposed pursuant to Section 6 hereof).

     (d) Options shall be exercised by the delivery of written notice to LESI setting forth the number of Shares with respect to which the Options are to be

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          exercised. The purchase price of Shares as to which an Option shall be exercised shall be paid to LESI at the time of exercise in cash, certified check, bank draft, money order, note or such other method as determined by the Board of Directors, whereupon certificates for the Shares will be issued and delivered.

     (e) Options are not assignable and not transferable otherwise than by will or the laws of descent and distribution and are exercisable during the Participant's lifetime only by the Participant or the Participant's appointed guardian or legal representatives. After the death of the Participant, his executor, administrator or any person or persons to whom his Option may be transferred by will or by the laws of descent and distribution, shall have the right, at any time prior to the earlier of the date of expiration or one year following the date of such death, to exercise the Option, in whole or in part (without regard to any limitations set forth in or imposed pursuant to Section 6 hereof).

     (f) In the event the disposition of Shares acquired upon the exercise of any option is not covered by a then current registration statement under the Securities Act of 1933, as amended (the "Securities Act"), and is not otherwise exempt from such registration, the Shares so acquired shall be restricted against transfer to the extent required by the Securities Act and regulations thereunder. The Board of Directors may set forth such terms and conditions relating to the registration or qualification of the Shares under federal, provincial or state securities laws as it desires including in its discretion the imposition of an obligation on LESI to cause the Shares issued to a Participant to be registered under the Securities Act.

7.   REQUIREMENTS OF LAW

     LESI shall not be required to sell or issue any Shares under an Option if the issuance of such Shares would constitute a violation by the Participant or LESI of any provisions of any law or regulation of any governmental authority. In addition, in connection with the Securities Act of 1933 (as now in effect or hereafter amended), upon exercise of any Option, LESI shall not be required to issue such Shares unless the Board of Directors has received evidence satisfactory to it to the effect that the holder of such Option will not transfer such Shares except pursuant to a registration statement in effect under such Act or unless an opinion of counsel to LESI has been received by LESI to the effect that such registration is not required. Any determination in this connection by the Board of Directors shall be final, binding and conclusive. In the event the Shares issuable on exercise of an Option are not registered under the Securities Act of 1933, LESI may imprint the following legend or any other legend which counsel for LESI considers necessary or advisable to comply with the Securities Act of 1933:

     "The shares of stock represented by this certificate have not been registered under the Securities Act of 1933 or under the securities laws of any State and may not be sold or transferred except upon such registration or upon receipt by LESI of an opinion of counsel satisfactory

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     to LESI, in form and substance satisfactory to LESI, that registration is not required for such sale or transfer."

     LESI may, but shall in no event be obligated to, register any securities covered hereby pursuant to the Securities Act of 1933 (as now in effect or as hereafter amended); and in the event any Shares are so registered LESI may remove any legend on certificates representing such Shares. LESI shall not be obligated to take any other affirmative action in order to cause the exercise of an Option or the issuance of shares pursuant thereto to comply with any law or regulation of any governmental authority.

8.   NO RIGHTS AS SHAREHOLDER

     No Participant shall have rights as a shareholder with respect to Shares covered by his Option until the date of issuance of a stock certificate for such Shares; and except as otherwise provided in Section 4 hereof, no adjustment for dividends, or otherwise, shall be made if the record date thereof is prior to the date of issuance of such certificate.

9.   AMENDMENT OR TERMINATION OF PLAN

     This Plan (and any Options granted pursuant to the Plan) shall terminate on April 30, 1998, unless prior to that time the Plan has been approved by the vote of the holders of a majority of the shares present, in person or by proxy, at a meeting of the shareholders at which such approval is sought. If such approval is given the Plan shall terminate on July 8, 2007. The Board of Directors may modify, revise or terminate this Plan at any time and from time to time; however, any amendment, modification, revision or termination shall not affect any outstanding Options, except as provided in Section 4 hereof.

10.  EFFECTIVE DATE OF PLAN.

     The Plan shall be become effective and shall be deemed to have been adopted on July 9, 1997.








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